EXHIBIT 99.1

News from Arch Coal, Inc.

FOR FURTHER INFORMATION:

Deck S. Slone
Vice President, Investor
Relations and Public Affairs
(314) 994-2717

FOR IMMEDIATE RELEASE
October 15, 2004

Arch Coal, Inc. Reports Third Quarter Results

✓	Revenue increases to $527.8 million, up 49% vs. same period last year

✓	Earnings per fully diluted share total $0.16 ($0.19 excluding swap-related charges), compared to $0.18 in 3Q03

✓	Operating income increases to $26.3 million, compared to $6.5 million in 3Q03

✓	Adjusted EBITDA increases 40% to $71.3 million

✓	Average margin nearly doubles to $1.52 per ton vs. $0.80 in 3Q03

✓	Acquisitions of North Rochelle and remaining 35% of Canyon Fuel Company completed

✓	Substantial progress made on integration of North Rochelle into Black Thunder mine

✓	Successful bid placed for Little Thunder federal coal lease

     St. Louis — Arch Coal, Inc. (NYSE:ACI) today reported that for its third quarter ended September 30, 2004, it had income available to common shareholders of $9.0 million, or $0.16 per fully diluted share. Excluding charges of $1.6 million related to the termination of hedge accounting for interest rate swaps, income available to common shareholders totaled $10.6 million, or $0.19 per fully diluted share. During the same period of 2003, Arch had income available to common shareholders of $9.3 million, or $.18 per fully diluted share, which included a net gain of $8.4 million, or $0.16 per share, related to mark-to-market adjustments and charges stemming from the termination of hedge accounting.

     “I am pleased to report that Arch had a strong and highly productive third quarter,” said Steven F. Leer, Arch’s president and chief executive officer. “We recorded much-improved financial results; completed the acquisition of Triton Coal Company and the remaining 35% of Canyon Fuel Company; expanded our Powder River Basin reserve base through the addition of the Little Thunder federal lease; and made excellent headway towards fully integrating the newly acquired North Rochelle operation into our existing Black Thunder mine. In short, we continued to lay a solid foundation for further earnings momentum and value creation.”

     Arch’s mining operations generally performed well during the quarter, Leer noted, despite continuing rail-related challenges that were exacerbated by the aftermath of the recent hurricanes.

Rail disruptions resulted in missed shipments totaling approximately 200,000 tons during the quarter.

     Revenues increased 49% for the quarter to $527.8 million, compared to $354.3 million during the same period last year, due principally to higher realizations and the addition of North Rochelle and Canyon Fuel Company (which was previously accounted for on the equity method) during the quarter. Sales volumes increased 34% to 33.8 million tons, compared to 25.3 million tons during the same period of 2003. Operating income for the third quarter totaled $26.3 million, compared to $6.5 million in the third quarter of 2003. Adjusted EBITDA increased 40% to $71.3 million, compared to $50.9 million in the same period last year.

     For the nine months ended September 30, 2004, income available to common shareholders increased to $33.1 million, or $0.60 per fully diluted share, excluding a net gain of $81.9 million associated with the sale of nearly all of Arch’s remaining interest in Natural Resource Partners, as well as other items disclosed in the attached schedule. That compares to a loss of $12.8 million, or $0.24 per fully diluted share, excluding charges related to early debt extinguishment and the cumulative effect of accounting change, during the same period of 2003. Total coal sales for the nine months increased 28% to $1,354.0 million and coal sales volumes increased 17% to 86.1 million tons, vs. $1,060.6 million and 73.6 million tons in the comparable period of 2003. Adjusted EBITDA totaled $284.1 million for the first nine months of 2004, compared to $144.4 million for the same period of 2003.

Recent Capital Projects

     Through the first nine months of 2004, Arch’s capital spending totaled $628.2 million, as the company completed a series of highly strategic acquisitions and reserve additions.

     “The past few months have been a period of tremendous growth and change for Arch Coal,” Leer said. “We believe these developments greatly enhance our already strong competitive position in each of the nation’s principal, low-sulfur coal basins.” In each instance, the acquired assets support and complement the company’s existing operations, Leer noted.

Acquisition of Remaining 35% of Canyon Fuel Company

     On July 31, Arch completed the acquisition of the remaining 35% of Canyon Fuel Company for a net purchase price of approximately $98 million. The acquisition solidified Arch’s position as the leading producer in the Western Bituminous Region of Utah and Colorado.

     “We are enthusiastic about the potential of our Western Bituminous operations,” Leer said. “With high-Btu, low-sulfur eastern coal in short supply, eastern power producers are turning to high-Btu western coals as a ready substitute. We believe our longwall mines in Utah and Colorado are poised to capitalize on this trend as existing contracts expire, and we have a strategic reserve position in the region that should support increased production as market conditions warrant.”

     The acquisition is expected to be accretive to EBITDA immediately and accretive to earnings within 12 months. As a wholly owned subsidiary of Arch Coal, Canyon Fuel’s results are now being consolidated in Arch’s financial statements, effective August 1, 2004.

Acquisition of North Rochelle Mine

     On August 20, Arch completed the acquisition of Triton Coal Company’s former North Rochelle mine for a net purchase price of $291.1 million. Arch immediately began integrating the former North Rochelle operation into the company’s existing and adjacent Black Thunder mine. The integration of the two mines is expected to create operating synergies of between $15 million and $20 million per year beginning in 2005, with that number increasing in subsequent years.

     “The integration effort has gone exceptionally well,” Leer said. “While we do not expect to realize all of the anticipated operating synergies until 2005, we have effectively combined the two mines into one seamless and highly productive operation. Since taking possession of the new property, we are more enthusiastic than ever about the future potential of this world-class asset and its talented workforce.”

     Leer pointed to a number of integration initiatives already completed or well under way at the expanded Black Thunder mine. These initiatives include reducing overhead through the elimination of 30 salaried positions; redesign of the mine plan to enhance equipment utilization on the expanded property; and optimization of the mine’s multiple rail loading facilities to increase fluidity, alleviate rail congestion and reduce truck hauls. In addition, the enhanced blending capabilities of the expanded mine has facilitated a 3%-5% increase in coal recovery at the former North Rochelle property.

     “The integration process should be substantially completed during the fourth quarter, and we expect the acquisition to be accretive to earnings by the first quarter of 2005,” Leer said. “Given the progress made thus far, we are confident that we will meet or exceed our previously announced targets for operating synergies,” Leer said.

Addition of Little Thunder Federal Lease

     On September 22, Arch was the successful bidder for a 5,084-acre federal coal lease known as Little Thunder adjacent to the Black Thunder mine. Arch bid $611 million for the lease, which contains approximately 719 million mineable tons of coal with an average Btu content per pound of nearly 8,900 and an extremely low sulfur content of approximately 0.5 pounds of SO2 per million Btu’s, according to the U.S. Bureau of Land Management (BLM).

     “The addition of these reserves directly west of our existing operations will support continued low-cost production at Black Thunder for many years to come, while at the same time serving as a strategic platform for future growth,” Leer said.

Improving Profit Margins

     For the quarter, Arch’s average per-ton operating margin rose to $1.52 per ton, compared to $0.80 per ton during the same period last year. Average realization for all tons sold increased 8% to $15.05 per ton, while the average cost for all tons sold increased approximately 3% to $13.53.

Regional Analysis:

	PRB		Central App.		Western Bit.*		Total
	3Q 04	3Q 03	3Q 04	3Q 03	3Q 04	3Q 03	3Q 04	3Q 03
Tons sold (in mm)	22.6	16.2	7.6	7.2	4.6	4.9	34.8	28.4
Sales price per ton[1]	$7.03	$6.35	$38.35	$29.45	$15.95	$15.84	$15.05	$13.90
Operating cost per ton[1,2]	$6.45	$5.58	$33.68	$28.09	$15.03	$15.74	$13.53	$13.10
Operating margin per ton	$0.58	$0.77	$4.67	$1.36	$0.92	$0.10	$1.52	$0.80

* For comparative purposes, all Western Bituminous Region (WBIT) data reflect the results of Canyon Fuel Company at 100% in both periods, even though Arch accounted for Canyon Fuel on the equity method until acquiring the remaining 35% of the company on July 31, 2004.

(1) Per ton realizations and costs as detailed above exclude transportation costs that are billed to customers. Powder River Basin transportation costs totaled $1.3 million in the third quarter of 2004 and $0.6 million in the third quarter of 2003. Central Appalachia transportation costs totaled $11.1 million in the third quarter of 2004 and $9.8 million in the third quarter of 2003. Western Bituminous transportation costs totaled $11.1 million in the third quarter of 2004 and $9.7 million in the third quarter of 2003.

(2) Per ton costs detailed above exclude postretirement medical costs totaling $14.0 million in the third quarter of 2004 and $14.1 million in the third quarter of 2003.

Capital Spending and DD&A (in millions):

	Q3 2004	9 Mos. 2004	Q3 2003	9 Mos. 2003	FY 2004 (proj.)
Capital spending	$556.5	$628.2	$27.4	$100.1	$710
DD&A	$45.0	$126.0	$44.3	$134.8	$180

Note: Capital spending figures include the acquisition of North Rochelle for a net purchase price of approximately $291 million, the acquisition of the remaining 35% interest in Canyon Fuel Company for a net purchase price of approximately $98 million, and the first payment for the addition of the Little Thunder federal coal lease for a net purchase price of approximately $122 million. Capital spending and DD&A data reflect Arch’s 65% ownership interest in Canyon Fuel Company through July 31, 2004, and its 100% ownership position thereafter.

U.S. Coal Markets

     Despite a very mild summer across much of the United States, spot prices for many U.S. coal products remained at or near their highest levels in decades. Pricing was particularly strong in Central Appalachia, where coal producers are struggling to maintain production levels in the face of reserve degradation, an increasingly challenging permitting and regulatory environment, and a continuing labor shortage.

     Meanwhile, coal stockpiles at U.S. power producers remain under significant pressure. Arch estimates that consumption will outstrip production by approximately 35 million tons in 2004, following a supply deficit of an estimated 40 million tons in 2003. “We expect power plant stockpiles to fall to record low levels by the end of 2004, which should support continued strength in U.S. coal markets,” Leer said.

     The tight supply picture in the East should benefit the Powder River Basin over time, he added. “We are in discussion with a number of eastern power producers who have indicated an intent to use an increasing percentage of Powder River Basin coal in their fuel mixes,” Leer said. “With leading positions in both the Powder River Basin and Central Appalachia, Arch is particularly well equipped to supply the changing needs of these customers.”

     While demand for coal has strengthened across all regions, the outlook for low-sulfur coal is particularly bright, Leer noted. At present, sulfur dioxide emissions allowances are trading at levels well above $500, which translates into a significant premium for the lowest sulfur coal products. “Our focus on the cleanest burning coals has proved to be the ideal strategy in today’s market environment,” Leer said.

Contract Activity

     During the quarter, Arch continued to build an attractive portfolio of contracts for its expected 2005 and 2006 production. The percentage of Arch’s planned production already priced for delivery currently stands at 80% for 2005 and 50% for 2006.

     “We are taking a patient and balanced approach to our contract portfolio,” Leer said. “Our strategy is to seek term sales commitments in the current strong market environment, while still maintaining a sizable open position that will enable us to capitalize on further market gains if and when they materialize. We remain very confident in the future direction of the U.S. coal market.”

Looking Ahead

     Arch expects to record earnings of between $0.20 and $0.35 per share for the fourth quarter, excluding charges related to the termination of hedge accounting for interest rate swaps, with actual results dependent in part on rail performance. Rail service improved somewhat during the third quarter, but suffered a setback following hurricane-related disruptions late in the quarter.

     “We believe the railroads are working with an appropriate degree of urgency to restore rail service to acceptable levels,” Leer said. “Unfortunately, these problems cannot be rectified overnight. While we expect some improvement as the year progresses, we anticipate continued challenges in the fourth quarter.”

     Leer indicated that he expected continued improvement in the company’s results in 2005. “We have made solid progress on many different fronts this year, and we are confident that even better days lie ahead,” Leer added. “As we move into 2005 and 2006, an increasing percentage of our expected production will reflect current market conditions. We are confident that we have the right mix of assets, management talent and operating personnel to make the most of this strong and exciting market environment.”

     A conference call concerning third quarter earnings will be webcast live today at 11 a.m. Eastern. The conference call can be accessed via the “investor” section of the Arch Coal Web site (www.archcoal.com).

     St. Louis-based Arch Coal is the nation’s second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 7% of the electricity generated in the United States.

     Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include: the company’s expectation of continued growth in the demand for electricity; belief that legislation and regulations relating to the Clean Air Act and the relatively higher costs of competing fuels will increase demand for its compliance and low-sulfur coal; expectation of continued improved market conditions for the price of coal; expectation that the company will continue to have adequate liquidity from its cash flow from operations, together with available borrowings under its credit facilities, to finance the company’s working capital needs; a variety of operational, geologic, permitting, labor and weather related factors; and the other risks and uncertainties which are described from time to time in the company’s reports filed with the Securities and Exchange Commission.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenues
Coal sales	$527,776	$354,276	$1,354,043	$1,060,558
Costs and expenses
Cost of coal sales	491,672	346,142	1,273,564	1,052,105
Selling, general and administrative expenses	13,211	11,082	41,195	34,845
Amortization of coal supply agreements, net	(266)	2,890	972	13,209
Other expenses	13,987	3,636	26,806	13,157

	518,604	363,750	1,342,537	1,113,316

Other operating income
Income from equity investments	1,143	5,657	10,828	28,958
Gain on sale of units of Natural Resource Partners, LP	—	—	81,851	—
Other operating income	16,020	10,343	53,928	33,428

	17,163	16,000	146,607	62,386

Income from operations	26,335	6,526	158,113	9,628
Interest expense, net:
Interest expense	(16,220)	(13,187)	(45,062)	(36,407)
Interest income	1,110	425	2,723	1,251

	(15,110)	(12,762)	(42,339)	(35,156)

Other non-operating income (expense):
Expenses resulting from early debt extinguishment and termination of hedge accounting for interest rate swaps	(2,066)	(2,066)	(6,199)	(6,889)
Other non-operating income	461	10,441	835	11,314

	(1,605)	8,375	(5,364)	4,425

Income (loss) before income taxes and cumulative effect of accounting change	9,620	2,139	110,410	(21,103)
(Benefit from) provision for income taxes	(1,155)	(8,910)	18,545	(17,510)

Income (loss) before cumulative effect of accounting change	10,775	11,049	91,865	(3,593)
Cumulative effect of accounting change, net of taxes	—	—	—	(3,654)

Net income (loss)	10,775	11,049	91,865	(7,247)
Preferred stock dividends	(1,797)	(1,797)	(5,391)	(4,792)

Net income (loss) available to common shareholders	$8,978	$9,252	$86,474	$(12,039)

Earnings per common share
Earnings (loss) before cumulative effect of accounting change	$0.16	$0.18	$1.59	$(0.16)
Cumulative effect of accounting change	—	—	—	(0.07)

Basic earnings (loss) per common share	$0.16	$0.18	$1.59	$(0.23)

Earnings (loss) before cumulative effect of accounting change	$0.16	$0.18	$1.48	$(0.16)
Cumulative effect of accounting change	—	—	—	(0.07)

Diluted earnings (loss) per common share	$0.16	$0.18	$1.48	$(0.23)

Weighted average shares outstanding Basic	54,874	52,520	54,431	52,441
Diluted	55,838	52,824	62,262	52,441

Dividends declared per common share	$0.0800	$0.0575	$0.2175	$0.1725

Adjusted EBITDA(A)	$71,332	$50,871	$284,149	$144,388

(A)	Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; our equity interest in the depreciation, depletion and amortization of Canyon Fuel Company, LLC (for periods prior to our July 31, 2004 purchase of the remainder of Canyon Fuel); cumulative effect of accounting changes; expenses resulting from early extinguishment of debt; and mark-to-market adjustments in the value of derivative instruments.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net income (loss)	$10,775	$11,049	$91,865	$(7,247)
Cumulative effect of accounting change	—	—	—	3,654
(Benefit from) provision for income taxes	(1,155)	(8,910)	18,545	(17,510)
Interest expense, net	15,110	12,762	42,339	35,156
Depreciation, depletion and amortization — Arch Coal, Inc.	43,492	39,046	115,677	118,142
DD&A — Equity interest in Canyon Fuel Company, LLC	1,505	5,299	10,359	16,618
Expenses from early debt extinguishment and other nonoperating	1,605	(8,375)	5,364	(4,425)

Adjusted EBITDA	$71,332	$50,871	$284,149	$144,388

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	September 30	December 31,
	2004	2003
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$4,798	$254,541
Trade receivables	217,408	118,376
Other receivables	35,087	29,897
Inventories	112,966	69,907
Prepaid royalties	9,447	4,586
Deferred income taxes	25,900	19,700
Investment in Natural Resource Partners, LP, at market	5,577	—
Other	25,857	16,638

Total current assets	437,040	513,645

Property, plant and equipment, net	2,074,203	1,315,135

Other assets
Prepaid royalties	87,155	70,880
Coal supply agreements	7,803	6,397
Deferred income taxes	242,556	246,024
Equity investments	—	172,045
Other	89,370	63,523

	426,884	558,869

Total assets	$2,938,127	$2,387,649

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$151,497	$89,975
Accrued expenses	202,347	180,314
Current portion of debt	4,441	6,349

Total current liabilities	358,285	276,638
Long-term debt	964,260	700,022
Accrued postretirement benefits other than pension	376,355	352,097
Asset retirement obligations	179,651	143,545
Accrued workers’ compensation	82,673	77,672
Other noncurrent liabilities	155,789	149,640

Total liabilities	2,117,013	1,699,614

Stockholders’ equity
Preferred stock	29	29
Common stock	556	536
Paid-in capital	1,041,805	988,476
Retained deficit	(181,319)	(255,936)
Unearned compensation	(2,481)	—
Treasury stock, at cost	(5,047)	(5,047)
Accumulated other comprehensive loss	(32,429)	(40,023)

Total stockholders’ equity	821,114	688,035

Total liabilities and stockholders’ equity	$2,938,127	$2,387,649

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 30
	2004	2003
	(Unaudited)
Operating activities
Net income (loss)	$91,865	$(7,247)
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	115,677	118,142
Prepaid royalties expensed	10,923	10,206
Accretion on asset retirement obligations	9,198	10,148
Net gain on disposition of assets	(748)	(3,174)
Gain on sale of units of Natural Resource Partners, LP	(81,851)	—
Mark to market adjustment for investment in Natural Resource Partners, LP	(8,393)	—
Income from equity investments	(10,828)	(29,153)
Net distributions from equity investments	17,678	32,291
Cumulative effect of accounting change	—	3,654
Other non-operating (income) expense	5,364	(4,425)
Changes in:
Receivables	(73,997)	22,004
Inventories	(5,324)	(9,446)
Accounts payable and accrued expenses	(19,889)	(8,146)
Income taxes	(860)	(18,868)
Accrued postretirement benefits other than pension	13,950	20,381
Asset retirement obligations	(7,525)	(12,771)
Accrued workers’ compensation benefits	(1,030)	(958)
Other	(14,404)	(8,382)

Cash provided by operating activities	39,806	114,256

Investing activities
Payments for acquisitions, net of cash acquired	(381,905)	—
Capital expenditures	(243,566)	(91,652)
Proceeds from sale of units of Natural Resource Partners, LP	105,365	—
Proceeds from dispositions of capital assets	1,279	3,325
Proceeds from coal supply agreements	—	52,548
Additions to prepaid royalties	(27,171)	(25,768)

Cash used in investing activities	(545,998)	(61,547)

Financing activities
Net borrowings (payments) on revolver and lines of credit	250,426	(72,202)
Payments on long-term debt	(6,300)	(675,000)
Proceeds from issuance of senior notes	—	700,000
Deferred financing costs	(1,160)	(18,246)
Dividends paid	(17,249)	(12,647)
Proceeds from sale of preferred stock	—	139,024
Proceeds from sale of common stock	30,732	2,356

Cash provided by financing activities	256,449	63,285

(Decrease) increase in cash and cash equivalents	(249,743)	115,994
Cash and cash equivalents, beginning of period	254,541	9,557

Cash and cash equivalents, end of period	$4,798	$125,551

Canyon Fuel Company cash flow information (for Arch Coal’s 65% ownership percentage through July 31, 2004)
Depreciation, depletion and amortization	10,359	16,618
Additions to property, plant and equipment	(2,695)	(8,483)

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands, except per share data)

Included in the accompanying release, we have disclosed income available to common shareholders for the quarter ending September 30, 2004 and the nine months ending September 30, 2004 and 2003 excluding certain items. These measures are considered non-GAAP measures as defined by Regulation G. The following reconciles these amounts to net income available to common shareholders reported under GAAP:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net income (loss) available to common shareholders	$8,978	$9,252	$86,474	$(12,039)
Other non-operating expense	1,605	(8,375)	5,364	(4,425)
Gain on sale of units of Natural Resource Partners, L.P.	—	—	(81,851)	—
Severance costs related to Skyline idling	—	—	2,110	—
Cumulative effect of accounting change	—	—	—	3,654
Tax impact of the excluded items	—	—	20,990	—

Net income (loss) available to common shareholders excluding items	$10,583	$877	$33,087	$(12,810)

Fully diluted shares outstanding	55,838	52,824	62,262	52,441
Adjustment to exclude impact of convertible preferred shares that would not be dilutive	—	—	(6,896)	—

Fully diluted shares outstanding	55,838	52,824	55,366	52,441

Earnings (loss) per fully diluted common share excluding items	$0.19	$0.02	$0.60	$(0.24)